Exhibit 99.1

NEWS RELEASE
American Oil & Gas Announces Fetter Well Reserve Estimates and Provides Douglas Project
Completion and Production Updates
DENVER, February 22, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) reports that the preliminary December 31, 2007 estimated ultimate gross proved reserves for three wells drilled during 2007 at American’s Fetter project are as follows:

	Natural Gas	Oil	Natural Gas Liquids	Natural Gas
Well Name	Equivalent (Bcfe)	(Bbls)	(Bbls)	(Mcf)
Hageman 16-34HR	2.924	89,384	97,015	1,805,249
(Horizontal completion in the Frontier Formation)

Wallis 6-23	1.989	61,041	67,051	1,220,815
(Vertical completions in the Dakota and Mowry Formations)

Sims 15-26H	3.275	102,065	94,609	2,095,170
(Horizontal completion in the Frontier Formation)
The estimates presented are based on production history and/or reservoir data available through February 14, 2008 and are subject to future revisions as additional production history becomes available. The current reserve evaluation did not result in value being assigned yet to proved undeveloped locations offsetting these initial wells due to the high costs associated with drilling and completion operations to date. This was not unexpected as considerable time and capital was expended on these early wells to obtain geological and reservoir data that will not likely recur as additional drilling and field development continues. Final results will be provided in American’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the SEC in March 2008.
Andrew Calerich, President of American commented, “the reserve estimates for the wells drilled at our Fetter project firmly support moving to the next phase of drilling that will focus on drilling efficiencies, maximizing production and reserve enhancement. We applaud Red Technology Alliance for the capital resources assigned and Halliburton Energy Services, Inc. and RTA for the human and technology resources deployed. Without this commitment, the Fetter Project could not have advanced to this level.”

American’s estimated total proved reserves at December 31, 2007, are 2.21 billion cubic feet of gas equivalent (“Bcfe”), a 62% increase over its December 31, 2006 proved reserves of 1.36 Bcfe. American’s capitalized costs of oil and gas properties are limited in the aggregate to a full-cost ceiling that considers all projects’ estimated proved reserves and recent oil and gas prices but cannot consider expected prices, probable reserves or fair value in excess of capitalized costs for unproved properties; therefore, American expects to record a full-cost ceiling impairment at December 31, 2007 of approximately $1.3 million, net of tax. The impairment amount may decrease or increase due to future events occurring prior to American filing its 2007 Annual Report on Form 10-K in March.
Fetter Project
Hageman 16-34HR well: The Hageman well has been completed and has commenced natural gas production into the sales line from the unstimulated 5,200 total feet of horizontal lateral that was drilled into the targeted Frontier formation. The well is currently recovering several thousand barrels of load water used to stabilize the well prior to completion operations. American expects to report actual production rates after the load water is recovered from the well.
Wallis 6-23 well: The Wallis well, which was drilled to a total depth of 13,000 feet, is the first vertical well to be drilled by American and partners in the Fetter project and is designed to test multiple prospective formations utilizing multi-stage frac technology. Production history from the Wallis well will allow an economic and reserve recovery comparison to be made between this type of vertical completion and that used on the Sims and Hageman wells which are single zone (Frontier formation only) horizontal completions. To date, the Wallis well has been completed and fracture stimulated in the Dakota and Mowry formations. Preliminary testing and evaluation of the Mowry is ongoing after which additional uphole formations, including the Frontier, will be completed. Upon completion and preliminary evaluation of all prospective formations in the well, the Dakota, Mowry and other zones of interest are expected to be commingled, tested, and placed on production.
Sims 15-26H well: The Sims well continues to produce into sales from the 1,165 foot horizontal lateral that was drilled into the targeted Frontier formation. Since January 1, 2008, the well has been on production for all but six days and daily natural gas production has ranged from less than one million cubic feet per day to over five million cubic per day. Over this timeframe, daily production for the well has averaged approximately 1.7 million cubic of natural gas and 50 barrels of oil. Daily volumes have continued to fluctuate as natural gas production from the well has been affected by the relatively high volume of high gravity oil that is a natural component of the reservoir. Although the oil is a benefit from a revenue generating perspective, the high volume of oil production can prevent the well from producing at optimum rates. This results in liquid (oil) loading and is the subject of ongoing engineering, reservoir and production optimization analysis. To date, the Sims well has cumulatively produced (into the sales line and flaring during early testing) approximately .5 billion cubic feet of natural gas equivalent during which time the well was often shut in or restricted due to testing and routine completion activities. Because of the high BTU content and inclusion of sales of natural gas liquids, which is separate from the oil production, American received a price at the wellhead for December natural gas sales of approximately $8.93 per mcf.
West Douglas Project
State Deep 7-16 well: Completion and preliminary testing of the Mowry formation has recently concluded and information obtained from the Mowry and deeper formations will assist with future drilling plans in the project area. Completion and testing operations are now underway in the Frontier formation, after which completion and testing of additional prospective formations above the Frontier are currently planned.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17thStreet, Suite 2400 — Denver, CO 80265	303.449.1184

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